Chembio Achieves DPP Feasibility Goal in Pall Collaboration

MEDFORD, N.Y. (December 17, 2007) – Chembio Diagnostics, Inc. (OTC BB: CEMI) (“Chembio” or the “Company”) announced today that  Pall Corporation (“Pall”) (NYSE: PLL) has advised Chembio that Chembio’s patented Dual Path Platform (“DPP™”) point-of-care test system has achieved the performance objectives of the feasibility study entered into by the companies in July 2007.

The study was funded by Pall with the intent of establishing the ability of the DPP technology to achieve specified low detection levels for certain analytes of interest to Pall.  Under this confidential study, the prototype DPP assay developed during this study were shown to detect the target analytes at levels at or close to the target goals for this feasibility study.  This outcome has resulted in the parties entering into negotiations for an exclusive license to the DPP™ technology that Pall would be granted by Chembio for the intended field of use, and for agreements for Chembio to develop and manufacture the proposed product(s) for Pall.

The DPP™ technology employs two separate and distinct membrane strips, including one for the sample migration, and one for the test reagents and labeling system. This unique design allows for complete and independent control and management of the sample flow. These key technological features enable the DPP™ immunoassay to demonstrate improved detectability, sensitivity and specificity compared to other methods.

Chembio is engaged in several other funded feasibility studies for DPP™ in unrelated applications with other un-named entities.  While there can be no assurance that any of these agreements will be completed, the Company believes one or more may result in long-term commercial agreements during the first half of 2008.

According to Chembio Senior Vice President for Commercial Operations Bob Aromando, “This successful feasibility study demonstrates the significant performance advantages of DPP™ and further defines the value proposition our technology can provide to partners.”  Chembio’s Chairman and President, Lawrence A. Siebert commented, “I am most encouraged by our progress  in several collaborations related to our DPP™ technology, including with Pall, as I believe they will result in new sources of  revenues for Chembio.  When combined with anticipated continued sales and gross margin increases from our current base of HIV and other rapid tests, we should make substantial progress toward profitability.”

Pall, together with its subsidiaries, manufactures and markets filtration, purification and separation products and integrated systems solutions worldwide.

ABOUT CHEMBIO
Chembio Diagnostics, Inc., a developer and manufacturer of proprietary rapid diagnostic tests, participates in the growing $5 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Inverness Medical Innovations, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio also has rapid tests for veterinary tuberculosis and chagas disease.  In 2007 Chembio received a U.S. patent for its Dual Path Platform (DPP™) technology which has significant advantages over currently available lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP™. Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company Contact:                                                                          Investor Relations Contacts:
Chembio Diagnostics, Inc.                                                              Lippert/Heilshorn & Associates, Inc.
Matty Arce                                                                                        Anne Marie Fields (afields@lhai.com)
(631) 924-1135, ext. 123                                                                     (212) 838-3777
www.chembio.com                                                                           Bruce Voss (bvoss@lhai.com)
                                                                                                             (310) 691-7100